EXHIBIT 11

Statement re:  Computation of Per Share Earnings

                                                       Three Months            Six Months
                                                           Ended                  Ended
                                                     December 31, 1997      December 31, 1997
                                                     -----------------      -----------------
1. Net income ......................................    $  627,371              $1,229,781
                                                        ==========              ==========

2. Weighted average common shares outstanding* .....     1,714,248               1,711,252

3. Contingently issuable shares:

      Recognition and Retention Plan ...............        92,378                  92,378

4. Total weighted average common shares
   and contingently issuable shares
   outstanding for basic earnings per
   share computation ...............................     1,806,626               1,803,630
                                                        ==========              ==========

5. Earnings per share* .............................    $     0.35              $     0.68
                                                        ==========              ==========

6. Weighted average common shares and
   contingently issuable shares
   outstanding .....................................     1,806,626               1,803,630

7. Dilutive shares utilizing the treasury
   stock method (average market price)
   regarding stock options .........................       127,840                 122,870

8. Total weighted average common shares
   outstanding for diluted earnings
   per share computation ...........................     1,934,466               1,926,499
                                                        ==========              ==========

9. Earnings per common share - assuming
   dilution ........................................    $     0.32              $     0.64
                                                        ==========              ==========

* The weighted average common shares outstanding has been computed in accordance with SOP 93-6, which requires the exclusion of ESOP shares, totaling 78,726 at December 31, 1997 that have not been committed to be released, from earnings per share computations.